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                                                                   EXHIBIT 21.1


                           SUBSIDIARIES OF REGISTRANT


1. Gart Bros. Sporting Goods Company is a wholly owned subsidiary of Gart Sports Company.

2. Sportmart, Inc. is a wholly owned subsidiary of Gart Bros. Sports Goods Company.

3. Colorado Wholesale Sporting Goods Company is a wholly owned subsidiary of Gart Bros. Sporting Goods Company.

4.    Sportdepot Stores Inc. is a wholly owned subsidiary of Sportmart, Inc.

5.    Thaxton Corporation is a wholly owned subsidiary of Sportmart, Inc.